UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2005

NACCO INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9172	34-1505819

(Commission File Number)	(IRS Employer Identification Number)

5875 Landerbrook Drive, Cleveland, OH	44124-4017

(Address of Principal Executive Offices)	(Zip Code)

(440) 449-9600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On March 8, 2005, NACCO Industries, Inc.’s wholly owned subsidiary, The North American Coal Corporation (“NACoal”), entered into a credit agreement with the Initial Lenders, as defined in the credit agreement, and Citibank, N.A., as agent for the Lenders, for a new five-year, $75.0 million unsecured revolving line of credit and a five-year, $55.0 million unsecured term loan facility (the “New NACoal Facility”). The term loan requires annual repayments of $10.0 million and a final principal repayment of $15.0 million in March 2010. The New NACoal Facility has performance-based pricing, which sets interest rates based upon achieving various levels of debt to EBITDA ratios, as defined. The New NACoal Facility provides for, at NACoal’s option, Eurodollar loans which bear interest at LIBOR plus a margin based on the level of debt to EBITDA ratio achieved and Base Rate loans which bear interest at Base Rates plus the Applicable Margin, as defined. A facility fee, which is determined based on the level of debt to EBITDA ratio achieved is also applied to the aggregate revolving line of credit. The New NACoal Facility also contains restrictive covenants which require, among other things, NACoal to maintain certain debt to EBITDA and fixed charge coverage ratios and provides the ability to make loans, dividends and advances to NACCO, with some restrictions.

Item 9.01 Financial Statements and Exhibits.

     As described in Item 1.01 and Item 2.03 of this Current Report on Form 8-K, the following Exhibit is filed as part of this Current Report on Form 8-K.

     (c) Exhibits

10.1	Credit Agreement, dated as of March 8, 2005, among The North American Coal Corporation, the Initial Lenders named therein and Citibank N.A., as Agent.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACCO INDUSTRIES, INC.

	By:	/s/ Kenneth C. Schilling

Name: Kenneth C. Schilling
Title: Vice President and Controller
Date: March 8, 2005

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Credit Agreement, dated as of March 8, 2005, among The North American Coal Corporation, the Initial Lenders named therein and Citibank N.A., as Agent.